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                                        COMDIAL CORPORATION AND SUBSIDIARIES
                                                                                                        EXHIBIT 11

                                   SCHEDULE OF COMPUTATION OF PER SHARE EARNINGS
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(Dollars in thousands except share amounts)                     Three Months Ended            Nine Months Ended
                                                                ------------------            -----------------
                                                              Oct. 1          Oct. 3         Oct. 1        Oct. 3
                                                               2000            1999           2000          1999
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BASIC
Net income (loss)                                             ($5,155)        $1,834       ($11,472)       $3,513
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Weighted average number of common
     shares outstanding during the period                   9,203,543      8,936,170      9,162,783     8,909,727
Add -   Deferred and contingency shares                        18,000         14,000         17,857        36,259
                                                        ----------------------------------------------------------
Weighted average number of shares used in
     calculation of basic earnings per share                9,221,543      8,950,170      9,180,640     8,945,986
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Basic earnings per share                                       ($0.56)         $0.20         ($1.25)        $0.39
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DILUTED
Net income (loss) - basic:                                    ($5,155)        $1,834       ($11,472)       $3,513
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Weighted average number of shares used in
     calculation of basic earnings per share                9,221,543      8,950,170      9,180,640     8,945,986
Add incremental shares representing:
     Shares issuable based on weighted average price:
        Dilutive stock options                                      -         41,783              -        41,399
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Weighted average number of shares used in calculation
     of diluted earnings per share                          9,221,543      8,991,953      9,180,640     8,987,385
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Diluted earnings per share                                     ($0.56)         $0.20         ($1.25)        $0.39
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